Contact:
Carl Womack, Chief Financial Officer (714) 414-4003

FOR IMMEDIATE RELEASE

PACSUN (PACIFIC SUNWEAR)
ANNOUNCES ADDITION OF MICHAEL GOLDSTEIN
TO BOARD OF DIRECTORS

     ANAHEIM, CA/September 21, 2004 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced that Michael Goldstein has joined its Board of Directors.

     “I am very pleased to have Mr. Goldstein join the Board of Pacific Sunwear,” stated Greg Weaver, Chairman of the Board and CEO. “His strong and successful background in retail will bring additional expertise, experience and depth to our current Board of Directors.”

     Mr. Goldstein is currently Chairman of the Toys “R” Us Children’s Fund, Inc., a charitable foundation. Mr. Goldstein also serves as a director for several retail companies. Mr. Goldstein served at Toys “R” Us, Inc. from 1983 to June 2001, where he held various positions including Chairman of the Board and Vice Chairman of the Board and Chief Executive Officer. Prior to 1983, Mr. Goldstein served at Lerner’s Stores Corporation in various positions including Senior Executive Vice President of Operations and Finance and preceding that was a Partner at Ernst and Young. Mr. Goldstein is a graduate of Queens College of New York.

     Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of September 21, 2004, the Company operated 722 PacSun stores, 84 PacSun outlet stores and 154 d.e.m.o. stores for a total of 960 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000